Exhibit 10.1

SONIC SOLUTIONS

LOAN AND SECURITY AGREEMENT

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions	1
	1.2	Accounting Terms	10

2.	LOAN AND TERMS OF PAYMENT		10
	2.1	Advances	10
	2.2	Letters of Credit	11
	2.3	Payments	12
	2.4	Crediting Payments	13
	2.5	Fees	13
	2.6	Conversion/Continuation of Advances	13
	2.7	Additional Requirements/Provisions Regarding LIBOR Rate Advances	14
	2.8	Term	16

3.	CONDITIONS OF CREDIT EXTENSIONS		16
	3.1	Conditions Precedent to Initial Credit Extension	16
	3.2	Conditions Precedent to all Credit Extensions	17

4.	CREATION OF SECURITY INTEREST		17
	4.1	Grant of Security Interest	17
	4.2	Delivery of Additional Documentation Required	17
	4.3	Right to Inspect	17

5.	REPRESENTATIONS AND WARRANTIES		18
	5.1	Due Organization and Qualification	18
	5.2	Due Authorization; No Conflict	18
	5.3	No Prior Encumbrances	18
	5.4	Bona Fide Accounts	18
	5.5	Merchantable Inventory	18
	5.6	Intellectual Property	18
	5.7	Name; Location of Chief Executive Office	18
	5.8	Litigation	18
	5.9	No Material Adverse Change in Financial Statements	19
	5.10	Solvency, Payment of Debts	19
	5.11	Regulatory Compliance	19
	5.12	Environmental Condition	19
	5.13	Taxes	19
	5.14	Subsidiaries	19
	5.15	Government Consents	20
	5.16	Investment Accounts	20
	5.17	Full Disclosure	20

6.	AFFIRMATIVE COVENANTS		20
	6.1	Good Standing	20
	6.2	Government Compliance	20
	6.3	Financial Statements, Reports, Certificates	20
	6.4	Taxes	21

	6.5	Insurance	21
	6.6	Intellectual Property	21
	6.7	Financial Covenants	21
	6.8	Operating and Depository Accounts	22
	6.9	Guaranties	22
	6.10	Further Assurances	22

7.	NEGATIVE COVENANTS		22
	7.1	Dispositions	22
	7.2	Change in Business	22
	7.3	Mergers or Acquisitions	23
	7.4	Indebtedness	23
	7.5	Encumbrances	23
	7.6	Distributions	23
	7.7	Investments	23
	7.8	Transactions with Affiliates	23
	7.9	Subordinated Debt	23
	7.10	Compliance	23

8.	EVENTS OF DEFAULT		24
	8.1	Payment Default	24
	8.2	Covenant Default	24
	8.3	Material Adverse Change	24
	8.4	Attachment	24
	8.5	Insolvency	24
	8.6	Other Agreements	25
	8.7	Judgments	25
	8.8	Guaranty	25
	8.9	Misrepresentations	25

9.	BANK’S RIGHTS AND REMEDIES		25
	9.1	Rights and Remedies	25
	9.2	Power of Attorney	26
	9.3	Accounts Collection	27
	9.4	Bank Expenses	27
	9.5	Bank’s Liability for Collateral	27
	9.6	Remedies Cumulative	27
	9.7	Demand; Protest	27

10.	NOTICES		27

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		28

12.	GENERAL PROVISIONS		29
	12.1	Successors and Assigns	29

12.2	Indemnification	29
12.3	Time of Essence	29
12.4	Severability of Provisions	29
12.5	Amendments in Writing, Integration	29
12.6	Counterparts	29
12.7	Survival	30
12.8	Confidentiality	30

EXHIBIT A	Advance Request Form
EXHIBIT B	Libor Rate Conversion/Continuation Certificate
EXHIBIT C	Form of Revolving Promissory Note
EXHIBIT D	Compliance Certificate

This LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of December 13, 2004 by and between UNION BANK OF CALIFORNIA, N.A. (“Bank”) and SONIC SOLUTIONS (“Borrower”).

RECITALS

Borrower desires to obtain credit from Bank from time to time. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations not evidenced by Instruments or Chattel Paper owing to Borrower arising out of the sale or lease of goods or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower.

“Advance” or “Advances” means a cash advance under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, general partners and limited partners.

“Average Quarterly Balance” means the amount derived from adding the Daily Balance for each day in the quarter and dividing by the number of days in the quarter.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation and negotiation of the Loan Documents; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), whether or not suit is brought.

“Base Rate” means the higher of the Federal Funds rate as in effect from time to time plus one half of one percent (0.5%) or the rate of interest most recently announced from time to time by Bank as its United States Dollar “reference rate”, which rate may or may not be the lowest rate made available by Bank.

“Base Rate Advances” means any Advances made or a portion thereof on which interest is payable based on the Base Rate in accordance with the terms hereof.

“Borrower’s Books” means all of Borrower’s books and records, including ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer data or tape files containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” means a transaction or circumstance in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend or other obligation, in each case, of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement, and provided further that such amount shall be without duplication of the principal obligation being supported in the case of obligations of Subsidiaries already consolidated into Borrower’s financial statements.

“Copyrights” means all copyright rights, applications, and registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, Letter of Credit or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions (including the face amount of outstanding Letters of Credit as to which the beneficiary is entitled to request a draw within 12 months of the date of measurement) to the extent such Credit Extensions exceed the Revolving Line in effect on the anniversary of the Closing Date following the date of measurement.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“EBITDA” means, for any period, the sum of consolidated net income of Borrower and its Subsidiaries for such period plus, to the extent deducted in determining consolidated net income, interest expense for such period, income tax expense for such period, depreciation, amortization expense and other non-cash expenses for such period, in each case measured in accordance with GAAP. The calculation of EBITDA for the quarters ending December 2004 and March 2005 shall exclude restructuring charges incurred in connection with the Roxio Acquisition of up to $2,500,000.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Federal Funds Rate” means the federal funds rate that appears in The Wall Street Journal Money Rates as of the date of any calculation thereof.

“Funded Debt” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, (excluding trade payables and other obligations incurred in connection with the purchase of goods and services in the ordinary course of business) including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, as defined under GAAP, and (d) all Contingent Obligations.

“GAAP” means generally accepted accounting principles.

“Guarantor” means a Subsidiary of Borrower that is incorporated in a state or commonwealth of the United States.

“Indebtedness” means Funded Debt.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title and interest, now existing or hereafter arising, in and to the Copyrights, Trademarks and Patents, all trade secrets and design rights, all claims for infringement of any of such rights, and all proceeds and products of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit Maturity Date” means September 30, 2008.

“Letters of Credit” means Letters of Credit issued pursuant to Section 2.1.2 hereof.

“LIBOR Rate” means, for any LIBOR Interest Period for a LIBOR Rate Advance, the rate of interest per annum that Bank determines to be the per annum rate of interest at which deposits in United States Dollars would be offered to Bank outside of the United States two (2) Business Days before the first day of such LIBOR Interest Period for a period approximately equal to such LIBOR Interest Period and in an amount approximately equal to the amount of such Advance, plus Bank’s Reserve Requirements, if any.

“LIBOR Interest Period” means for each LIBOR Rate Advance, a period of approximately one, two, three, six or twelve months as Borrower may elect, provided that the last day of an LIBOR Interest Period for a LIBOR Rate Advance shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the Revolving Maturity Date.

“LIBOR Margin” means 1.50%.

“LIBOR Rate Advances” means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any security agreement, swap or hedging agreement, note or notes executed by Borrower in connection with this Agreement, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations or condition of Borrower or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all loans, advances, debts, liabilities and obligations for monetary amounts (including Letters of Credit) owing by Borrower to Bank under any of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future. This term includes, without limitation, all principal, interest (including interest that accrues after the commencement against Borrower or any Subsidiary of Borrower under the Bankruptcy Code), fees, including, without limitation, any and all closing fees, prepayment fees, commitment fees, advisory fees, and attorneys’ fees and any and all other fees, expenses, costs or other amounts chargeable to Borrower under any of the Loan Documents.

“Patents” means all patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues and extensions of the same.

“Periodic Payments” means all interest payments and other recurring payments that Borrower may now or hereafter become obligated to pay to Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such indebtedness does not exceed the cost of the Equipment financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness other than indebtedness described in clauses (a) through (f) of this definition of Permitted Indebtedness, provided such indebtedness shall not exceed Three Million Dollars ($3,000,000) in the aggregate at any given time;

(g) holdbacks or similar arrangements or instruments related to acquisitions or other corporate transactions completed (i) as of the Closing Date and (ii) that are completed after the Closing Date and that are not prohibited by the terms of this Agreement;

(h) Indebtedness acquired as a result of the Roxio Transaction; and

(i) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) Additional investments (i) with respect to investments listed in the Schedule or (i) which are classified by the Borrower as operating expenses related to research and development costs and related investments.

(c) Investments authorized under Borrower’s investment policy in the form attached hereto as Exhibit F, as amended from time to time with the consent of Bank, which consent will not unreasonably be withheld;

(d) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by a bank having combined capital and surplus of at least $100,000,000;

(e) Investments in any subsidiaries that are Guarantors;

(f) Investments made in connection with the Roxio Acquisition;

(g) Investments permitted under Section 7.3 hereunder;

(h) Investments in other entities in connection with acquisitions, joint ventures or other strategic transactions in the ordinary course of Borrower’s business, provided that (A) no Event of Default has occurred which is continuing or would exist after giving effect to such Investment and (B) the consideration paid by Borrower in exchange for such Investments consists solely of (i) equity interests of the Borrower or its Subsidiaries, (ii) licenses, sublicenses, leases or subleases in the ordinary course of business, (iii) technical or scientific support or services, and/or (iv) the contribution of intellectual property;

(i) Investments consisting of notes receivable or, prepaid royalties and other credit extensions to customers and suppliers who are not Affiliates, in the ordinary course of business;

(j) Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases;

(k) Investments accepted in connection with Permitted Transfers;

(l) Investments consisting of (i) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(m) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(n) Investments not otherwise permitted under Section 6.7 that do not exceed Three Million Dollars ($3,000,000) in the aggregate during the term of this Agreement; and

(o) any Investments acquired as a result of the Roxio Acquisition.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

(c) Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(e) Leases or subleases granted to others by Borrower or by others to Borrower in the ordinary course of Borrower’s business, not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole;

(f) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

(g) Deposits or Liens in the ordinary course of business under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(i) Liens of materialmen, mechanics, warehousemen, carriers, artisan’s, leasehold improvements and fixtures or other similar Liens arising in the ordinary course of Borrower’s business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; and

(j) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) and (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Permitted Transfer” means the Transfer by Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c) licenses entered into by Borrower, as licensor, in the ordinary course of business;

(d) cross-licensing of patents in the ordinary course of business;

(e) worn-out or obsolete Equipment;

(f) Intellectual Property acquired in the Roxio Acquisition, the Transfer or licensing of which is subject to the Royalty Sharing Agreement referenced in the Asset Purchase Agreement associated with the Roxio Acquisition or one or more other agreements entered into in connection with the Roxio Acquisition; and

(g) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Three Million Dollars ($3,000,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Quick Assets” means, at any date as of which the amount thereof shall be determined, the unrestricted and unencumbered cash, and investments with maturities not to exceed one year, plus current net accounts receivable of Borrower determined on a consolidated basis in accordance with GAAP.

“Reserve Requirement” means, for any LIBOR Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such LIBOR Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System, adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Interest Period. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities that includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR Base Rate” or (ii) any category of extensions of credit or other assets that include Advances.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, the Director of Finance, the Treasurer and the Controller, any Senior Vice President, and any member of the Board of Directors of Borrower, as applicable.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1.1 hereof.

“Revolving Line” means a credit extension of up to Forty Million Dollars ($40,000,000) through the day before the first anniversary of the Closing Date, Thirty Five Million Dollars ($35,000,000) from the first anniversary of the Closing Date through the day before the second anniversary of the Closing Date, and Thirty Million Dollars ($30,000,000) at all times thereafter.

“Revolving Maturity Date” means September 30, 2007.

“Roxio Acquisition” means the purchase of assets and stock under the Asset Purchase Agreement between Borrower and Roxio, Inc. dated as of August 9, 2004.

“Schedule” means the Schedule of Exceptions attached hereto, if any.

“Schedule of Fees” means the Schedule of Fees in the form attached hereto as Exhibit E, as amended from time to time.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Bank) which consent shall not be unreasonably withheld.

“Subsidiary” means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark or servicemark rights, application to register and registrations of the same, and the entire goodwill of the business connected with and symbolized by such trademarks.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2. LOAN AND TERMS OF PAYMENT. Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

2.1 Advances.

(a) Availability. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line less the face amount of any outstanding Letters of Credit. Each Advance shall be in an amount (i) not less than $500,000 and (ii) that is an integral multiple of $500,000. Subject to the terms and conditions of this Agreement, Advances may be repaid without penalty (except as provided in Section 2.6(a)) and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances and accrued but unpaid interest shall be immediately due and payable. If at any time the outstanding Credit Extensions exceed the Revolving Line, Borrower shall immediately pay Bank, in cash, the amount of such excess.

(b) Procedure. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 1:00 p.m. California time, on the Business Day that a Base Rate Advance is to be made, and 1:00 p.m. California time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Advance is made. Each such notification shall be promptly confirmed by an Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances to Borrower’s deposit account with Bank.

Each such notice shall specify:

(i) the date such Advance is to be made, which shall be a Business Day;

(ii) the amount of such Advance;

(iii) whether such Advance is to be a Base Rate Advance or a LIBOR Rate Advance; and

(iv) if the Advance is to be a LIBOR Rate Advance, the LIBOR Interest Period for such Advance.

Each written request for an Advance, and each confirmation of a telephone request for such an Advance, shall be in substantially the form of Exhibit B hereto executed by Borrower.

(c) Interest. Borrower may elect when it requests an Advance whether the Advance is to be a Base Rate Advance or a LIBOR Rate Advance. The outstanding principal balance of each Base Rate Advance shall bear interest until paid in full, at the Base Rate plus one quarter of one percent (0.25%). In the event the Base Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of the day the Base Rate is changed, by an amount equal to such change in the Base Rate. The outstanding principal balance of each LIBOR Rate Advance shall bear interest until paid in full at a rate per annum equal to the LIBOR Rate plus the LIBOR Margin. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. All Obligations shall bear interest, upon the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(d) Fixed Rate Option. At any time and from time to time, Borrower may elect to enter into one or more interest rate swap agreements with Bank pursuant to which all or any portion of the Advances (such portion to be in a principal amount not more than $20,000,000) shall effectively bear interest at a fixed rate of interest for such tenor as Borrower may elect, provided all Advances shall in any case become due and payable on the Revolving Maturity Date. To select such option, Borrower shall notify Bank in writing and execute such interest rate swap and hedging agreements as Bank may reasonably request.

2.2 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued Letters of Credit for the account of Borrower in an aggregate outstanding face amount not to exceed the Revolving Line minus the aggregate amount of the outstanding Advances at any time. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”). Borrower shall execute such Application in connection with each Letter of Credit, and pay the fee associated with such Letter of Credit, which fee shall be equal to (i) 1.50% per annum of the face amount of each Standby Letter of Credit and (ii) such amount as is set forth in the Schedule of Fees for each import or export Letter of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1.1. Each Letter of Credit shall terminate on or before the Letter of Credit Maturity Date. On the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.

(b) The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

2.3 Payments.

(a) Interest hereunder shall be due and payable, in arrears, on the first calendar day of each calendar quarter during the term hereof. Bank shall charge such interest, all Bank Expenses, and all Periodic Payments against Borrower’s deposit account held at Bank or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, (other than taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office), withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(b) Borrower may at any time prepay without penalty (except as provided in Section 2.6(a)) any Advance, in whole or in part. Each partial prepayment of a LIBOR Rate Advance shall be in an amount not less than $500,000 or such greater amount that is an integral multiple of $500,000 (unless the amount outstanding is less than $500,000). Each prepayment shall be made upon the irrevocable written or telephone notice of Borrower received by Bank not later than 10:00 a.m. California time on the date of the prepayment of a Base Rate Advance, and not less than three (3) Business Days prior to the date of the prepayment of a LIBOR Rate Advance. The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment, and the portion of the Advance prepaid. Unless otherwise specified, a prepayment will be presumed to repay Advances in the order in which they were requested. Each prepayment of a LIBOR Rate Advance shall be accompanied by the payment of accrued interest on the amount prepaid and any amount required by Section 2.6.

(c) Borrower’s payment obligation hereunder is evidenced by this Agreement and the Revolving Promissory Note in substantially the form attached hereto as Exhibit C.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. Upon the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Structuring Fee. A structuring fee equal to $75,000, which fee shall be payable on or before the Closing Date and shall be nonrefundable, less any portion of the deposit of $10,000 paid prior to the Closing Date, receipt of which Bank acknowledges;

(b) Commitment Fee. A commitment fee equal to one fourth of one percent (0.25%) per annum (computed on the basis of a 360 day year for the actual number of days elapsed) of the difference between the Revolving Line and the Average Quarterly Balance (including the face amount of outstanding Letters of Credit) in each calendar quarter, which fee shall be payable quarterly in arrears within five days after the last day of each quarter and shall be nonrefundable, provided that such fee shall also be payable on the day that all outstanding Obligations are repaid. The obligation to pay any commitment fee shall terminate as to any period occurring after the termination of this Agreement, whether such termination occurs pursuant to Section 6.7(d) or otherwise.

(c) Bank Expenses. On the Closing Date, an amount equal to all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

2.6 Conversion/Continuation of Advances.

(a) Borrower may from time to time submit in writing a request that Base Rate Advances be converted to LIBOR Rate Advances or that any existing LIBOR Rate Advances continue for an additional LIBOR Interest Period. Such request shall specify the amount of the Base Rate Advances which will constitute LIBOR Rate Advances (subject to the limits set forth below) and the LIBOR Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a conversion to a LIBOR Rate Advance or a continuation of a LIBOR Rate Advance shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit B-1 which shall be duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Bank’s receipt of such a request from Borrower, such Base Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances shall continue, as the case may be provided that:

(i) no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

(ii) no party hereto shall have sent any notice of termination of the Agreement;

(iii) the amount of each LIBOR Rate Advance shall be not less than $500,000 and an integral multiple of $500,000; and

(iv) Bank shall have determined that the LIBOR Interest Period or LIBOR Rate is available to Bank in the LIBOR market as of the date of the request for such LIBOR Rate Advance.

Any request by Borrower to convert Base Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Advances.

(b) Any LIBOR Rate Advances shall automatically convert to Base Rate Advances upon the last day of the applicable LIBOR Interest Period, unless Bank has received a request to continue such LIBOR Rate Advance at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Advances shall, at Bank’s option, convert to Base Rate Advances in the event that an Event of Default shall exist. Borrower shall pay to Bank, upon demand by Bank any amounts required to compensate Bank for any loss, cost or expense incurred, as a result of the conversion of LIBOR Rate Advances to Base Rate Advances pursuant to the foregoing sentence.

2.7 Additional Requirements/Provisions Regarding LIBOR Rate Advances.

(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the LIBOR Interest Period for such LIBOR Rate Advance, Borrower shall on demand by Bank, pay Bank a prepayment fee equal to the present value (if any) of the product of (i) the difference (but not less than zero) between (a) the interest rate applicable to the principal amount that is being prepaid, and (b) the return that Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the end of the LIBOR Interest Period of the prepaid Advance and such securities were held by Bank until the end of the LIBOR Interest Period (“Yield Rate”); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the end of the LIBOR Interest Period and the denominator of which is 360; and (iii) the amount of the principal so prepaid. Present value is determined by discounting the above product to present value using the Yield Rate as the annual discount factor. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b) Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may reasonably determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any change in any law, regulation, or interpretation thereof (a “Regulatory Change”) that:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office); or

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Advances or any deposits referred to in the definition of “LIBOR Base Rate”); or

(iii) imposes any other material cost upon Bank as a result of this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after Closing Date which will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 2.6. Determinations and allocations by Bank for purposes of this Section 2.6 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error. Borrower shall not be required under this Section 2.7(b) to compensate Bank for Additional Costs incurred more than ninety days before Bank’s initial notice thereof to Borrower.

(c) Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of Bank) to compensate it for any reasonable loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.

(d) If Bank shall determine that the adoption or implementation after the Closing Date of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(e) If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding LIBOR Interest Periods or any other period are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank’s obligation to make the LIBOR Rate Advances shall terminate, unless Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances. If it shall become unlawful for Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.6(a)).

2.8 Term. This Agreement shall become effective on the Closing Date and, subject to Section 11.7, shall continue in full force and effect for so long as any Obligations are outstanding. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF CREDIT EXTENSIONS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an Intellectual Property Security Agreement;

(c) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(d) a guaranty duly executed by each Guarantor;

(e) a financing statement;

(f) Borrower-prepared consolidated financial statements for the period ending September 30, 2004;

(g) an opinion of counsel to Borrower; and

(h) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of an Advance Request Form as provided in Section 2.1.1; and

(b) the representations and warranties contained in Section 4 shall be true and correct in all material respects on and as of the date of such Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date), and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. In order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents, Borrower grants and pledges to Bank a continuing security interest in the Collateral. Borrower authorizes Bank to file with the California Secretary of State, or such other government office as Bank deems appropriate, a financing statement with the Collateral description on Exhibit A attached hereto, and to take any other actions as Bank may deem appropriate to perfect its security interest. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date thereof, subject in each case to Permitted Liens. Upon transfer of any assets covered by subsection (f) in the definition of “Permitted Transfer,” the security interest arising hereunder shall be released.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time, execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, at Bank’s expense (unless an Event of Default has occurred and is continuing) upon reasonable prior notice, from time to time, during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is a company duly existing under the laws of its state of organization and qualified and licensed to do business in any state in which the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound, which default would reasonably be expected to have a Material Adverse Effect.

5.3 No Prior Encumbrances. Borrower has good title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Bona Fide Accounts. The Accounts are bona fide existing obligations.

5.5 Merchantable Inventory. All Inventory is in all material respects of good quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6 Intellectual Property. Except as set forth in the Schedule and for licenses granted by Borrower to its customers in the ordinary course of business, to Borrower’s knowledge, Borrower is the sole owner of the Intellectual Property other than with respect to any individual failure of ownership would cause a loss to the Borrower of less than three million dollars ($3,000,000). Except as set forth in the Schedule, each of the Patents is valid and enforceable, other than with respect to any individual determination that a particular Patent is not valid and enforceable which would cause a loss to the Borrower of less than three million dollars ($3,000,000). Except as set forth in the Schedule, no claim has been made that any Intellectual Property violates or infringes upon the rights of any Person, other than any claim, which, if adjudicated adversely to Borrower, would cause a loss to the Borrower of less than three million dollars ($3,000,000). Except as set forth in the Schedule, Borrower’s rights as licensee of another Person’s Patents, Copyrights, Trademarks or other intellectual property do not give rise to more than 5% of Borrower’s gross revenue in any fiscal quarter.

5.7 Name; Location of Chief Executive Office. Borrower has not done business under any name except as disclosed in the Schedule. The chief executive office of Borrower is located at the address indicated in Section 9 hereof.

5.8 Litigation. Except as disclosed in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary or affecting any of Borrower’s property, including any assets acquired in the Roxio Acquisition, before any court or administrative agency, in which, with respect to any individual claim or action, the damages in a decision adverse to Borrower would be reasonably likely to exceed $3,000,000. Except as disclosed in the Schedule, Borrower does not have knowledge of any such pending or threatened actions or proceedings.

5.9 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank, other than as described in writing to Bank.

5.10 Solvency, Payment of Debts. Borrower is not insolvent, as that term is defined in Section 101 of the Bankruptcy Code. Borrower is able to pay its debts (including trade debts) as they mature.

5.11 Regulatory Compliance. Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.12 Environmental Condition. None of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law. None of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary. Neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

5.14 Subsidiaries. Except as set forth in the Schedule (as amended from time to time to reflect Subsidiaries created dissolved or merged or consolidated after the Closing Date, to the extent not prohibited under this Agreement), Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15 Government Consents. Borrower and each Subsidiary has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain which could reasonably be expected to have a Material Adverse Effect.

5.16 Investment Accounts. Borrower maintains its Investment Property with the financial institutions set forth in the Schedule.

5.17 Full Disclosure. No representation, warranty or other statement made by Borrower herein or in any certificate furnished to Bank in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, other than where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (a) as soon as available, but in any event within forty five (45) days after the end of each fiscal quarter, a company prepared consolidated balance sheet, income statement and operating cash flow statement for Borrower covering Borrower’s consolidated operations during such period prepared in accordance with GAAP (subject to year-end adjustments and the absence of footnotes), consistently applied, and certified by a Responsible Officer; (b) within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP (subject to year-end adjustments and the absence of footnotes), consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm; (c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Three Million Dollars ($3,000,000) or more; (d) within forty five (45) days after the end of each fiscal quarter, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; and (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

6.4 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance. Borrower, at its expense, shall keep its property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s ownership and use of its property in amounts and of a type that are customary to businesses similar to Borrower’s. Borrower shall obtain such lender’s loss endorsement as Bank reasonably requests, showing Bank as a loss payee thereof. All liability insurance policies shall show Bank as an additional insured and shall require the insurer to give Bank at least twenty (20) days notice before canceling such policy.

6.6 Intellectual Property. Borrower shall give Bank written notice not less than 10 days after the filing of any applications or registrations with the United States Copyright Office, including the title of such work to be registered as it will appear on such application or registration and the date such application or registration will be filed, and shall execute such documents as Bank reasonably requests to perfect or continue the perfection of Bank’s security interest therein.

6.7 Financial Covenants. On a consolidated basis, Borrower shall maintain and comply with the following financial covenants:

(a) Quick Ratio. Borrower shall maintain as of the last day of each fiscal quarter a ratio of Quick Assets to Current Liabilities of at least (i) 0.75 to 1.00 through March 31, 2005, (ii) 1.00 to 1.00 from June 30, 2005 through December 31, 2005, and (ii) 1.25 to 1.00 at all times thereafter.

(b) Leverage Ratio. Borrower shall maintain as of the last day of each fiscal quarter, a ratio of Funded Debt to EBITDA for the four quarters immediately preceding the date of measurement of not more than (i) 2.00 to 1.00 through September 30, 2004, (ii) 2.50 to 1.00 thereafter through December 31, 2004, (iii) 2.25 to 1.00 thereafter through March 31, 2005, (iv) 2.00 to 1.00 thereafter through June 30, 2005, (iii) 1.75 to 1.00 thereafter through September 30, 2005, and (iv) 1.50 to 1.00 from December 31, 2005 and at all times thereafter.

(c) Net Profit. Borrower’s net profit after taxes shall not be less than Zero Dollars ($0.00) for any fiscal quarter, provided that Borrower may suffer a loss of up to Two Million Five Hundred Thousand Dollars ($2,500,000) in each of the fiscal quarters in which the Roxio Acquisition is closed and the immediately subsequent quarter.

(d) Roxio Acquisition. The covenants set forth in this Section 6.7 are based on financial statements and projections that Borrower provided to Bank in connection with this Agreement. Borrower has advised Bank that the accounting treatment of the Roxio Acquisition may cause Borrower to change certain projections. Within 60 days after the date of the closing of the Roxio Acquisition, Borrower may at its option provide Bank with revised projections and revised covenants for this Agreement which reflect the closing of the Roxio Acquisition. Bank shall, in good faith, review, analyze and consider the revised covenants proposed by Borrower pursuant to this Section 6.7(d) and advise Borrower of its decision within 10 days after receipt of such revised projections and proposed covenants. If Bank and Borrower are unable to agree on revised covenants and the Borrower is unable or unwilling to abide by the covenants contained in this Agreement as of the date it is first executed by the Bank and Borrower, the Borrower shall repay all amounts outstanding under this Agreement, and this Agreement shall terminate, on the earlier of (i) 135 days after the date of the Roxio Acquisition or (ii) the occurrence of an Event of Default not related to the closing of the Roxio Acquisition or such changed projections.

6.8 Operating and Depository Accounts. Within 90 days after the Closing Date, Borrower shall maintain its primary operating and depository accounts with Bank.

6.9 Guaranties. Borrower shall cause each Subsidiary organized after the Closing Date under the laws of any state or commonwealth in the United States of America to execute a guaranty of the Obligations in form and substance reasonably satisfactory to Bank.

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.

7.2 Change in Business. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a Change in Control, or without thirty (30) days prior written notification to Bank, relocate its chief executive office.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than (i) the Roxio Acquisition, (ii) transactions between Subsidiaries, and (iii) transactions in which Borrower is the surviving entity provided in each case that after giving effect to any such transaction, (a) there is no Change in Control, (b) the cash consideration paid in such transaction and any other mergers or acquisitions consummated in the fiscal year in which such transaction is completed shall not exceed the sum of the Ten Million Dollars ($10,000,000) plus the net proceeds of financing transactions completed by the Borrower at any time within the 365-day period before such transaction is consummated, and (c) an Event of Default does not exist at the time of such transaction and would not exist after giving effect to any such transaction.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or sell any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock or permit any of its Subsidiaries to do so except that Borrower or any of its Subsidiaries may (1) pay dividends in capital stock, (2) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (3) redeem, retire or purchase any of its capital stock (provided that before and after such redemption, retirement or purchase, the financial covenants in Section 5.6 have been complied with) or (4) pay any dividends to Borrower or any Guarantor.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Transactions with Affiliates. Except as set forth in the Schedule, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision in a manner adverse to Bank’s interest (as reasonably determined by Bank) contained in any documentation relating to the Subordinated Debt.

7.10 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit

Extension for such purpose, or fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation to which Borrower is subject, which violation could reasonably be expected to have a Material Adverse Effect.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay the principal of, or any interest on, any Advances when due and payable; or fails to pay any of the other Obligations not constituting principal or interest, (including without limitation, Bank Expenses in accordance with the terms hereof) within thirty (30) days after receipt by Borrower of an invoice for such other Obligations;

8.2 Covenant Default. If Borrower fails to perform any obligation under Section 6.7 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within thirty (30) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof (provided that no Credit Extensions will be required to be made during such cure period);

8.3 Material Adverse Change. If there occurs a circumstance or circumstances that could reasonably be expected to have a material adverse effect on (i) the business, operations or condition of Borrower and (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents;

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made before such action or event is stayed or an adequate bond posted;

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in an amount in excess of Three Million Dollars ($3,000,000);

8.7 Judgments. Other than with respect to actions that are subject to reserves reflected on the balance sheet dated September 30, 2004 of Roxio, Inc., if a judgment or judgments for the payment of money in an amount not covered by insurance that is undisputed by Borrower’s insurance company, individually or in the aggregate, of at least Three Million Dollars ($3,000,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty, if applicable (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.7 occur with respect to any Guarantor.

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank as of the date such representation or warranty was made by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank; and

(c) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank.

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, for a reasonable period without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Effective upon the occurrence and during the continuance of an Event of Default, Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit other than such rights that may not, under the terms of such licenses and franchise agreements, be transferred to Bank (to the extent such restrictions are enforceable); and

(f) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable. This power of attorney shall terminate upon the payment in full of all Obligations outstanding under this Agreement.

9.3 Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default under this Agreement, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 of the Loan and Security Agreement as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Sonic Solutions 101 Rowland Way Novato, CA 94945 Attn: Mr. Clay Leighton, Chief Financial Officer FAX: (415) 893-8008
With a copy to:	Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104 Attn: James R. Tanenbaum FAX: (212) 468-7900
If to Bank:	Union Bank of California, N.A. 99 Almaden Blvd., Suite 200 San Jose, CA 95113 Attn: Mr. Allan Miner and Mr. James Goudy FAX: (408) 280-7163

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. Failure to deliver any notice or demand to a Person not a party to this Agreement shall not invalidate a notice or demand otherwise delivered to a party hereto in accordance with this Section 10.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Borrower and Bank hereby submits to the jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IF FOR ANY REASON THE JURY WAIVER IN THIS AGREEMENT IS NOT ENFORCEABLE, THE PARTIES AGREE THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR

ANY OF THE TRANSACTION CONTEMPLATED THEREIN SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION TO BE HELD IN SANTA CLARA COUNTY, CALIFORNIA AND IN ACCORDANCE WITH THE THEN-CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. JUDGMENT UPON ANY AWARD RESULTING FROM ARBITRATION MAY BE ENTERED INTO AND ENFORCED BY ANY STATE OR FEDERAL COURT IN THE STATE OF CALIFORNIA HAVING JURISDICTION THEREOF.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to grant participations in all or any part of, or any interest in, Bank’s interests under this Agreement. Bank may assign all or any part of Bank’s interests under this Agreement to any Person with Borrower’s prior written consent, which consent shall not be unreasonably withheld, provided no such consent shall be required (i) in connection with the sale of a substantial portion of Bank’s loan portfolio or a merger of Bank with or into another Person or (ii) during the continuance of an Event of Default.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries, affiliates or service providers of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loan Documents, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SONIC SOLUTIONS

By:	/s/ A. Clay Leighton
Title:	Senior Vice President and Chief Financial Officer

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Alan B. Miner
Title:	Vice President